Exhibit 10.14

MiMedx Group, Inc.

2012 Management Incentive Plan

(MIP)

I.	Purpose

The 2012 MIP is designed to provide an incentive for key members of the MiMedx Group, Inc. (MiMedx or Company) management team to exceed the 2012 Business Plan and reward those management team members with deserving performance.

The goals of the 2012 MIP are:

1.	To increase shareholder value.

2.	To achieve and exceed the 2012 Business Plan for Consolidated MiMedx and each Division of the Company.

3.	To reward key individuals for demonstrated performance that is sustained throughout the year.

4.	To enhance the Company’s ability to be competitive in the marketplace for executive talent and attract, retain and motivate a high-performing and high-potential management team.

II.	Program Period

This program is in effect from January 1, 2012 through December 31, 2012. The program is subject to adjustment by the Company at any time during or after the program period. In the event of a program adjustment, an addendum will be published to inform eligible participants.

III.	Participation and Eligibility

Participation and eligibility are determined by the MIP Compensation Committee at its sole discretion. No individual is automatically included in the MiMedx 2012 MIP. Only those individuals approved by the Compensation Committee and confirmed in writing are eligible. Verbal comments or promises to any employee or past practices are not binding on MiMedx or any of its divisions or subsidiaries in any manner.

2012 MiMedx Management Incentive Plan

Terminated Employees: If a participant terminates from the Company, the following guidelines will be used for all voluntary or involuntary terminations as well as terminations due to a Reduction in Force: Incentives are only earned by employees in good standing on the date payment is made. Participants terminating employment prior to the date of payment are not eligible for any incentive payment, regardless of the reason for termination of employment.

First Time Participants: New management employees hired or promoted into an eligible position will be able to begin participating in the MIP on the first day of the first full month in the eligible position. The Base Bonus will be prorated based on the number of months employed in the eligible position. No incentives will be earned or paid for new hires beginning employment after September 30, 2012.

Existing Participants: Participants who transfer during the period January 1, 2012 through December 31, 2012 from one MIP eligible position to another MIP eligible position, having either a higher or lower Base Bonus, will begin participating at the new MIP level on the first day of the first full month in the new position. The participant’s Base Bonus will be prorated for the months employed in each eligible position.

Leave of Absence: Participants who have been on an approved leave of absence for medical or other reasons for greater than 60 cumulative days during the year will receive a prorated portion of their earned Base Bonus. The earned Base Bonus for participants on approved leaves of absence of less than 60 cumulative days will not be prorated based on the period of approved leave. Participants who have been on an approved leave of absence for medical or other reasons for greater than 120 cumulative days during the year will not be eligible to earn any amount of MIP for the year.

IV.	Administration

The MIP Compensation Committee will be responsible for the methods of calculation and administration of the Plan. The Committee will be comprised of the Chairman & CEO; President & Chief Operating Officer; Chief Financial Officer; and Vice President Human Resources & Administration.

The Company may change the plan from time to time in any respect. All decisions made on behalf of the Company by the MiMedx Board of Directors or the MIP Compensation Committee relative to the plan are final and binding. The determination of compliance with the individual objectives established under the plan for an employee shall be made by the MIP Compensation Committee in its sole discretion.

V.	Incentive Determination and Payment

The 2012 MIP provides for the determination of a Base Bonus expressed as a percentage of the participant’s annual salary in effect at the end of the program period or the end of each respective period when a participant transfers from one MIP eligible position to another.

Participants approved for MIP participation as of January 1, 2012 are eligible for a full year’s participation not subject to proration. All incentives earned under the MIP will be measured and paid annually.

2012 MiMedx Management Incentive Plan

Earned incentives are paid primarily in the form of cash compensation. However, at the sole discretion of the MiMedx Board of Directors, payment of earned incentives may be made in the form of equivalent value stock options and/or restricted stock, provided the total amount of the earned incentive paid in the form of cash compensation is no less than fifty percent (50%) of the total earned incentive amount.

VI.	Method of Calculation

Each participant’s incentive will be calculated based on the achievement of a financial target and individual objectives. The stated financial target will be 2012 Consolidated MiMedx Group Earnings Before Interest, Taxes, Depreciation, Amortization and Share Based Compensation Expense (“MiMedx EBITDA”). The individual objectives will be comprised of one or more key operational measures and/or major milestone outcomes that are specific to the participant’s position and directly influenced by the participant’s performance. Individual objectives must be approved by the Chairman & CEO and the President & COO. For all participants, other than the Chairman & CEO and the President & COO, seventy-five percent (75%) of the participant’s full Base Bonus will be allocated to the MiMedx EBITDA component and twenty-five percent (25%) will be allocated to the individual objectives component. For the Chairman & CEO and the President & COO, eighty-five percent (85%) of the participant’s full Base Bonus will be allocated to the MiMedx EBITDA component and fifteen percent (15%) will be allocated to the individual objectives component.

MIMEDX EBITDA COMPONENT

For purposes of calculating the earned amount of MIP allocated to MiMedx EBITDA performance and the individual objectives component, the total Base Bonuses of all eligible participants is referred to as the Base Bonus Pool. The MiMedx Board of Directors has established the percentage of the applicable Base Bonus that will be payable based on achievement of varying levels (Levels 1-9) of 2012 MiMedx EBITDA.

	September 30,	September 30,
Level of MiMedx EBITDA	Percentage of MiMedx EBITDA Component Paid	Percentage of Objectives Component Paid
Level 1	0%	0%
Level 2	0%	50%
Level 3	25%	100%
Level 4	50%	100%
Level 5	60%	100%
Level 6	70%	100%
Level 7	85%	100%
Level 8	95%	100%
Level 9	100%	100%

Excess Bonus: If MiMedx EBITDA performance is greater than the level at which all Base Bonuses are funded (Level 9), the participant may earn an Excess Bonus. An Excess Bonus

2012 MiMedx Management Incentive Plan

Pool will be funded at the rate of $0.50 for each dollar of MiMedx EBITDA that is greater than the MiMedx EBITDA level at which all Base Bonuses are funded (Level 9). This Excess Bonus Pool will continue to be funded at this percentage from available excess MiMedx EBITDA until the maximum MIP amount is earned by each eligible participant in the pool. The Excess Bonus Pool is allocated among participants in proportion to their Base Bonus earned. The maximum MIP amount is equal to two (2) times the participant’s Base Bonus.

As determined by the MiMedx Board of Directors in its sole discretion, a participant may be eligible to earn a portion of the participant’s Base Bonus allocated to MiMedx EBITDA performance that may exceed the amount as calculated above provided the MiMedx EBITDA performance is favorable to a specific level set by the MiMedx Board of Directors (Level 3).

INDIVIDUAL OBJECTIVES COMPONENT

As described in the chart above, a minimum level of MiMedx EBITDA performance, as determined by the MiMedx Board of Directors, must be achieved before any incentive can be earned for individual objectives performance.

If one of the applicable MiMedx EBITDA thresholds for payment of incentive performance component is met, and all of the individual objectives are achieved, the participant may earn the applicable percentage of the Base Bonus amount allocated to the individual objectives component of the MIP. If some, but not all, of the individual objectives are attained, a partial amount of the Base Bonus allocated to the individual objectives component may be earned on a proportionate basis. For example, if two of three individual objectives were achieved and MiMedx EBITDA is at Level 3, the participant may earn 2/3 of the Base Bonus amount allocated to individual objectives. If no individual objectives are attained, no incentive is earned for this component of the MIP. For MiMedx EBITDA performance at Level 2, , the total amount of incentives earned for individual objectives performance for all participants may not exceed 50% of the individual objectives component of the Base Bonus Pool.

VII.	Miscellaneous

Nothing in the MIP shall be deemed to constitute a contract for the continuance of employment of the participants or bring about a change of status of employment. Neither the action of the Company in establishing this program, nor any provisions hereof, nor any action taken by the Company shall be construed as giving any employee the right to be retained in the employ of the Company for any period of time, or to be employed in any particular position, or at any particular rate of remuneration.

Further, nothing contained herein shall in any manner inhibit the day-to-day conduct of the business of the Company and its subsidiaries, which shall remain within the sole discretion of management of the Company; nor shall any requirements imposed by management or resulting from the conduct of the business of the Company constitute an excuse for, or waiver from, compliance with any goal established under this plan.

2012 MiMedx Management Incentive Plan

No persons shall have any right, vested or contingent, or any claim whatsoever, to be granted any award or receive any payment hereunder, except payments of awards determined and payable in accordance with the specific provisions hereof or pursuant to a specific and properly approved agreement regarding the granting or payment of an award to a designated individual.

Neither this program, nor any payments pursuant to this program, shall affect, or have any application to, any of the Company’s life insurance, disability insurance, PTO, medical or other related benefit plans, whether contributory or non-contributory on the part of the employee except as may be specifically provided by the terms of the benefit plan.

All payments pursuant to this program are in gross amounts less applicable withholdings.

MiMedx reserves the right to apply a participant’s incentive payment against any outstanding obligations owing to the Company.

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